EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) is made June 4, 2019 (“Effective Date”), by and between OncoCyte, Corporation (the “Company”), a California corporation located at 1010 Atlantic Avenue, Suite 102, Alameda, California 94501 and Ronald A. Andrews (“Executive”).

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Engagement; Position and Duties.

(a) Position and Duties. The Company agrees to employ Executive, commencing July 1, 2019 (the “Commencement Date”), in the position of President and Chief Executive Officer to perform the duties as outlined on Exhibit A and as the Board of Directors of the Company (the “Board of Directors”) may from time to time direct or require. Executive shall report to the Board of Directors. Executive shall devote best efforts, skills and abilities, on a full-time basis, exclusively to the Company’s business, except as set forth in subsection (c) below. Executive covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors or the Company (“Policies”).

(b) Performance of Services for Subsidiaries. Executive acknowledges and agrees that although OncoCyte does not have any subsidiaries as of the Effective Date, it is possible that OncoCyte will organize or acquire one or more subsidiary companies in the future, which may be wholly-owned or partially owned by OncoCyte (each a “Subsidiary”). In addition to the performance of services for Company, Executive shall, to the extent so required by Company, also perform services for one or more members of a consolidated group of which Company is a part (“Subsidiary”), provided that such services are consistent with the kind of services Executive performs or may be required to perform for Company under this Agreement. If Executive performs any services for any Subsidiary, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Subsidiary. The Policies will govern Executive’s employment by Company and any Subsidiaries for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may be established from time to time by the board of directors of any Subsidiary for which Executive performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by Company.

(c) No Conflicting Obligations. Executive represents and warrants to Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies. Notwithstanding the foregoing, Company acknowledges that Executive owns a membership interest in Bethesda Group, LLC (“Bethesda Group”) and, in connection therewith, Executive provides consulting services to clients of Bethesda Group. Executive may continue servicing his existing clients of Bethesda Group through August 31, 2019; provided that (i) such obligations shall not materially impair Executive’s duties to the Company, and (ii) he does not provide services to any client of Bethesda Group in fields of (x) blood or urine tests for the diagnosis or detection of cancer, and (y) immunology, unless the performance of such services has been approved in advance by the Chairman of the Board of the Company.

(d) No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to Company that Executive will not use or disclose, in connection with Executive’s employment by Company or any Subsidiary, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that Company or a Subsidiary holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to Company that Executive has returned all property and confidential information belonging to any prior employer.

2. Compensation

(a) Salary. During the term of Executive’s employment, Company shall pay to the Executive a salary of $480,000 annually. Executive’s salary shall be paid in equal semi-monthly installments, consistent with Company’s regular salary payment practices. Executive’s salary may be increased from time-to-time by Company, in Company’s sole and absolute discretion, without affecting this Agreement.

(b) Bonus. Executive may be eligible for an annual bonus, as may be approved by the Board of Directors in its discretion, based on Executive’s achievement of predetermined Company and individual objectives set by the Board of Directors, or the Compensation Committee of the Board of Directors, from time to time, with a target of bonus payment up to 100% of Executive’s annual salary based on full attainment of such objectives, and subject to the discretion of the Board of Directors or Compensation Committee to award a larger bonus for exceptional performance . The Company may pay any such bonus in cash, in shares of Company common stock, or in shares of other Company equity securities under the Company’s 2018 Equity Incentive Plan or any successor or additional plan that has been approved by the Company’s shareholders and that provides for awards of Company common stock or other Company equity securities. The value of any such shares of common stock or other equity securities shall be the fair market value thereof determined as provided in the applicable plan pursuant to which such shares of common stock or other equity securities are issued. Executive also agrees that the Board of Directors and Company are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by Company provided, that unless otherwise provided in a bonus plan or award or in this Agreement, a bonus shall not be earned until paid and shall not be paid unless Executive remains an employee of Company on the date of payment.

(c) Stock Options. The Company shall grant Executive the following “Awards” under the Company’s 2018 Equity Incentive Plan (the “Plan”): (i) options to purchase 950,000 shares of Company “Common Stock,” as defined in the Plan, effective on the Commencement Date provided that Executive has commenced his employment on that date (the “Initial Grant”); (ii) options to purchase 50,000 shares of Common Stock, effective on upon Executive’s completion of one year of continuous service as an employee of the Company or of a Subsidiary from the date of this Agreement (the “Second Grant”), and (iii) restricted stock units (“RSUs”) with respect to 65,000 shares of Common Stock, effective upon Executive’s completion of one year of continuous service as an employee of the Company or of a Subsidiary from the date of this Agreement. The exercise price of the options in the Initial Grant and Second Grant shall be the fair market value of a share of Company Common Stock on the applicable effective date of grant, determined in accordance with the Plan. Executive shall execute a stock option agreement and an RSU agreement provided by the Company consistent with the terms of the option grants and RSU grant and the Plan.

(i) The options in the Initial Grant shall vest and thereby become exercisable as follows: twenty-five percent of the options shall vest upon Executive’s completion of one year of continuous service as an employee of Company or of a Subsidiary from the effective date of the Initial Grant, and the balance of the options shall vest in 36 equal monthly installments, commencing on the first anniversary of the effective date of the Initial Grant, subject to Executive’s continued service as an employee of the Company or of a Subsidiary on the applicable vesting date.

(ii) The options in the Second Grant shall vest and thereby become exercisable upon Executive’s completion of one year of continuous service as an employee of Company or of a Subsidiary from the effective date of the Second Grant.

(iii) The RSUs shall vest upon Executive’s completion of one year of continuous service as an employee of Company or of a Subsidiary from the effective date of the grant. Vested RSUs shall be settled in shares of Common Stock, provided, however, that, the Company may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for vested RSUs. The amount of cash, if any, paid in lieu of delivery of shares of Common Stock shall be determined in accordance with Section 7.2(e) of the Plan.

(iv) Continuous service shall have the meaning ascribed in the Plan. Except to the extent that provisions of the Plan relating to termination of continuous service as an employee apply to the termination of options, to the extent not exercised, the options shall expire ten years from the effective date of grant. The options shall be incentive stock options to the extent permitted by Section 422 of the Internal Revenue Code.

(d) Expense Reimbursements. Company or a Subsidiary shall reimburse Executive for reasonable travel and other business expenses (including, without limitation, reasonable travel and accommodation expenses of commuting to Company’s current primary workplace) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

(e) Benefit Plans. Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, equity incentive plan or other similar employee benefit plans, which may be adopted by Company for its executive officers or other employees. Company and the Subsidiaries have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive; provided that such unilateral change does apply to Executive in a manner different than other Company executives or employees of a comparable executive level, except for changes required by applicable federal, state, or local law, or implemented in response to any change of federal, state or local law or regulation. Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time. If Executive receives any grant of stock options or stock or stock related equity awards (“Awards”) under any stock option plan, stock purchase plan, or other equity incentive plan of Company (an “Equity Plan”), the terms and conditions of the Award, and Executive’s rights with respect to the Award, shall be governed by (i) the terms of the Equity Plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement, stock purchase agreement, or other agreement that Executive may sign or be required to sign with respect to any Award.

(f) Vacation; Sick Leave. Executive shall be entitled to 20 paid time off days (accrued on a biweekly pay period basis and capped at 1.5 times the yearly accrual), 24 hours of annual sick leave, without reduction in compensation, during each calendar year, or as may be provided by the Policies. Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of Company and its Subsidiaries. All vacation days and sick leave days shall accrue annually based upon days of service. Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of Company’s fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

(g) Indemnification. The Company shall enter into the Company’s standard form indemnification agreement for officers and directors with Executive.

3. Competitive Activities. During the term of Executive’s employment, and for twelve (12) months thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by Company or any Subsidiary. During the term of Executive’s employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of Company or any Subsidiary, other than with respect to passive investments that do not exceed one percent (1%) of any class of the issued and outstanding equity securities of a company with a class of equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, subject to the limitation stated in Section 1(c), Executive may retain Executive’s membership interest in Bethesda Group so long as, from and after August 31, 2019 throughout the remainder of the term of Executive’s employment with Company or any Subsidiary, Executive does not provide services to the clients of Bethesda Group in connection therewith. Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of Company’s or a Subsidiary’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of Company or a Subsidiary. Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4. Inventions/Intellectual Property/Confidential Information. Executive acknowledges the execution and delivery to Company of an Employee Confidential Information and Inventions Assignment Agreement” (the “Confidentiality and IP Agreement”), attached hereto as Exhibit B.

5. Termination of Employment. Executive understands and agrees that Executive’s employment has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by Executive or by Company (and the employment of Executive by any Subsidiary by be terminated by the Subsidiary) with or without cause at any time by notice given orally or in writing. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive’s employment, Company and the Subsidiaries shall have no further obligation to Executive, by way of compensation or otherwise, as expressly provided in this Agreement or in any separate employment agreement that might then exist between Executive and a Subsidiary.

(a) Payments Due Upon Termination of Employment. Upon termination of Executive’s employment with Company at any time and for any reason, in the event of the termination of Executive’s employment by Company for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive only the severance benefits set forth below, and Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i) Termination for Cause, Death, Disability, or Resignation without Good Reason. In the event of the termination of Executive’s employment by Company for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive payment for all accrued but unpaid salary actually earned prior to or as of the date of termination of Executive’s employment, and vacation or paid time off accrued as of the date of termination of Executive’s employment. Executive will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards except in the event of termination of Executive’s employment by Company without Cause or if Executive resigns for Good Reason.

(ii) Termination Without Cause or Resignation for Good Reason. In the event of termination of Executive’s employment by Company without Cause or Executive resigns for Good Reason, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section; (B) six months base salary if Executive has been employed by the Company as Chief Executive Officer for less than one year, or twelve (12) months’ base salary if Executive has been employed by the Company as Chief Executive Officer for at least one year, which may be paid in a lump sum or, at the election of the Company, in installments consistent with the payment of Executive’s salary while employed by the Company, subject to such payroll deductions and withholdings as are required by law; (C) payment of such portion of any bonus earned through the actual attainment of such objective performance goals as may have been set by the Compensation Committee or Board of Directors for the earning of a bonus for the year in which Executive was terminated without Cause, subject to such payroll deductions and withholdings as are required by law; (D) payment, for a period of twelve months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment under a Company employee health insurance plan subject to COBRA and (E) (1) Executive’s unvested stock options that would were scheduled to vest based on the passage of time during the twelve months following the date of termination of Executive’s employment shall vest, and (2) his unvested stock options that vest based on the attainment of performance goals or milestones shall vest (a) fully to the extent such performance goals or milestones have been achieved as of the date of termination of his employment, as determined by the Board of Directors or Compensation Committee, and (b) pro rata to the extent of pro rata achievement of performance goals or milestones, as determined by the Board of Directors or Compensation Committee, during the elapsed portion of the performance period ending on the date of termination of his employment. This paragraph shall not apply to (x) termination of Executive’s employment by a Subsidiary if Executive remains employed by Company, or (y) termination of Executive’s employment by Company if Executive remains employed by a Subsidiary in a manner that does not constitute a diminution in Executive’s authority, duties, or responsibility.

(iii) Change of Control. If Company (or any successor in interest to Company that has assumed Company’s obligation under this Agreement) terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following a Change in Control, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) and (a)(ii) of this Section, (B) one hundred percent (100%) of Executive’s unvested stock options that vest based on the passage of time shall vest, and (C) his unvested stock options that vest based on the attainment of performance goals or milestones shall vest (1) fully to the extent such performance goals or milestones have been achieved as of the date of termination of his employment, as determined by the Board of Directors or Compensation Committee, and (2) pro rata to the extent of pro rata achievement of performance goals or milestones, as determined by the Board of Directors or Compensation Committee, during the elapsed portion of the performance period ending on the date of termination of his employment. This paragraph shall not apply to (x) termination of Executive’s employment by a Subsidiary if Executive remains employed by Company or a successor in interest, or (y) termination of Executive’s employment by Company or a successor in interest if Executive remains employed by a Subsidiary in a manner that does not constitute a diminution in Executive’s authority, duties, or responsibility.

(b) Release. The Company’s obligation to make such payments under paragraphs (a)(ii) and (a)(iii) of this Section and provide any other such benefits contemplated herein shall be contingent upon:

(i) Executive’s execution of a release in a form reasonably acceptable to the Company (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the 30th day following Executive’s termination of employment. The Release will not waive any of Executive’s rights, or obligations of the Company or its successor in interest and the Subsidiaries, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses Executive may have pursuant to the Company’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under applicable law; (2) any rights that Executive may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan of the Company; (5) any rights Executive may have as an existing shareholder of the Company; and (6) any claims arising after the effective date of the Release. Nothing in the Release or any other agreement between Executive and the Company will prohibit or prevent Executive from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with the Company. If the Release has been signed and any applicable revocation period has expired prior to the 30th day following Executive’s termination of employment, then the severance payments above may be made on such earlier date; provided, however, that if the 30th day following Executive’s termination of employment occurs in the calendar year following the year of Executive’s termination date, then the payments shall not be made earlier than January 1 of such subsequent calendar year; and

(ii) Executive’s tendering a written resignation as a director, if serving as a director of Company or any Subsidiary, as provided in Section 7.

(c) Section 280G of the Code.

(i) Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 5(c) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 5(b).

(ii) The determination of whether Section 5(c)(i)(A) or Section 5(c)(i)(B) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(iii) If Section 5(c)(i)(B) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(iv) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5(c) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 5(c). The Third Party shall provide detailed supporting calculations both to the Company and Executive. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 5(c).

(v) If, at the time of a transaction giving rise to Payments that could constitute “parachute payments” within the meaning of Section 280G of the Code, the stock of the Company is not readily tradable on an established securities market and the Company determines that the exemption described in Section 280G(b)(5) of the Code would apply to the Payments if the requisite shareholder approval is obtained in accordance with the terms and conditions of Section 280G of the Code, the Company shall use commercially reasonable efforts to seek the requisite shareholder approval of the Payments such that no Payments would constitute “excess parachute payments.”

(d) Definitions. For purposes of this Section, the following definitions shall apply:

(i) “Affiliated Group” means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in conceit to acquire Voting Securities entitling them to elect a majority of the directors of Company.

(ii) “Cause” shall mean a termination of Executive’s employment based upon a finding by a majority of the Board of Directors of the Company or its successor, acting in good faith and based on its reasonable belief at the time, that Executive (a) has refused to perform the explicitly stated or reasonably assigned, lawful, and material duties required by Executive’s position (other than by reason of a disability or analogous condition) which failure has continued, in whole or in part, for a period of at least fifteen (15) days after a written notice of demand for performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; (b) has committed or engaged in a material act of theft, embezzlement, dishonesty or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) has breached a material fiduciary duty, or willfully and materially violated any other duty, law, rule, or regulation relating to the performance of Executive’s duties to the Company or material policy of the Company or its successor; (d) has been convicted of, or pled guilty or nolo contendere to, misdemeanor involving moral turpitude or a felony; provided, however, that any crime for which vicarious liability is imposed upon Executive by reason of Executive’s position with the Company, and not by reason of Executive’s conduct or omissions, shall be disregarded for purposes of this clause (d); (e) has willfully and materially breached any of the provisions of any agreement with the Company or its successor which causes material injury to the Company provided, however, if the breach and injury to the Company are reasonably likely to be fully curable within fifteen (15) days as determined by a majority of the Board of Directors acting in good faith, the Company’s termination rights under this clause (e) shall not be effective unless Executive fails to fully cure such cause to the satisfaction of the Company within fifteen (15) days after the Company gives Executive written notice thereof; (f) has willfully engaged in unfair competition with, or otherwise acted intentionally in a manner materially injurious to the reputation, business or assets of, the Company or its successor; (g) has improperly induced a vendor or customer to break or terminate any material contract with the Company or its successor or induced a principal for whom the Company or its successor acts as agent to terminate such agency relationship; or (h) has obtained, in connection with any transaction in which Company, any Subsidiary, or any of Company’s affiliates is a party, a material undisclosed financial benefit for Executive or for any member of Executive’s immediate family or for any corporation, partnership, limited liability company, or trust in which Executive or any member of Executive’s immediate family owns a material financial interest. For purposes of this Agreement, no act or failure to act on Executive’s part will be considered “willful” unless it is done, or omitted to be done, by Executive intentionally, not in good faith or without reasonable belief that the action or omission was in the best interest of the Company.

(iii) “Change of Control” means (A) the acquisition of Voting Securities of Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement owned beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of Company; or (C) a merger or consolidation of Company with or into another corporation or entity in which the stockholders of Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of Company or merging or consolidating with Company are one or more Subsidiaries.

(iv) “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v) “Good Reason” shall mean the occurrence of any of the following events or circumstances without Executive’s written consent: (i) a material diminution in Executive’s base salary; (ii) a material diminution in Executive’s authority, duties or responsibility (for example, if Executive is required to report to anyone other than a Chief Executive Officer or the Board of Directors of the Company (or a Subsidiary) or the successor of the Company); (iii) a material change in the principal geographic location at which Executive performs services (a change in location of Company’s office at which Executive will primarily work will be considered material only if it increases Executive’s current one-way commute by more than fifty (50) miles); (iv) any requirement that Executive engage in any illegal or unethical conduct; (v) a material breach by the Company of this Agreement; or (vi) Executive’s primary role being moved to a Subsidiary, unless Executive reasonably agrees to the move of the primary role, which agreement shall not be unreasonably withheld.

(vi) “Person” means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vii) “Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6. Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s employment, Executive will return to Company, and all Subsidiaries, all equipment and other property belonging to Company and the Subsidiaries, and all originals and copies of confidential information (in any and all media and formats, and including any document or other item containing Confidential Information as defined in Exhibit B ) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing confidential information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, notations of the Executive, laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of Company and any Subsidiaries; (d) any and all intellectual property developed by Executive during the course of employment; and (e) the manual and memoranda related to the Policies. To the extent there is a conflict between this Section 6 and the Confidentiality and IP Agreement executed by the Executive, the Confidentiality and IP Agreement provisions control.

7. Resignation as a Director on Termination of Employment. If Executive’s employment by Company is terminated for any reason or for no reason, whether by way of resignation, Disability, or termination by Company with or without Cause, and if Executive is then a member of the Board of Directors of Company or any Subsidiary, Executive shall within two business days after such termination of employment resign from the Board of Directors of Company and from the board of directors of each and every Subsidiary, by delivering to Company (and each Subsidiary, as applicable) a letter or other written communication addressed to the Board of Directors of Company (and each Subsidiary, as applicable) stating that Executive is resigning from the Board of Directors of Company (and each Subsidiary, as applicable) effective immediately. A business day shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed.

8. Arbitration. It is the intention of Executive and Company that the Federal Arbitration Act and the California Arbitration Act shall apply with respect to the arbitration of disputes, claims, and controversies pursuant to, arising under, or in connection with this Agreement. Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between Company or any Subsidiary and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association or the Employment Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Service (“JAMS”), as selected by Company or a Subsidiary. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over Company and Executive. The location of the arbitration shall be San Francisco, California. Unless Company or a Subsidiary and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS). Company, or a Subsidiary, if the Subsidiary is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. Company and any Subsidiary that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

9. Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

10. Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement and that Executive is entering this Agreement of Executive’s own free will.

11. Complete Agreement, Modification. This Agreement is the complete agreement between Executive and Company on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by Company or any Subsidiary and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by Company and Executive.

12. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

13. Assignability. This Agreement, and the rights and obligations of Executive and Company under this Agreement, may not be assigned by Executive. Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of Company’s obligations under this Agreement.

14. Survival. This Section 14 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Executive’s employment.

15. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

[Signatures to the Employment Agreement Are Found on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Ronald Andrews
Ronald Andrews
Address: _____________________________________
Mailing Address: _______________________________

COMPANY:

ONCOCYTE CORPORATION

By:	/s/ Albert Parker
Albert Parker
Chief Operating Officer
OncoCyte Corporation
1010 Atlantic Avenue, Suite 102
Alameda, California 94501

[Signature Page to the Employment Agreement]

EXHIBIT A

Job Title: President and Chief Executive Officer

Description of Job and Duties: Executive shall perform the duties and functions as are normally carried out by a Chief Executive Officer of a developer of cancer diagnostic tests and products of a size comparable to OncoCyte that has a class equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as the Board of Directors of OncoCyte (the “Board of Directors”) shall from time to time reasonably determine.

As the most senior executive in the Company, Executive will provide technical expertise, business strategy and leadership, including advising the Board of Directors, and actively participating in the planning, decision-making and execution of the Company’s diagnostic test development, commercialization, and strategic plans.

Additional representative responsibilities will include, but not necessarily be limited to, the following:

●	Collaborate with other senior management and the Board of Directors to develop, refine and implement the Company’s strategic plan.
●	In collaboration with the Chief Financial Officer, creating strategic and business plans, creating financing plans, and executing equity and debt transactions as approved by the Board of Directors.
●	In collaboration with the Chief Financial Officer, Executive will have responsibility for compliance with all Exchange Act filing and reporting obligations, and the design, establishment, implementation and maintenance of procedures and internal control over financial reporting, and the review and evaluation of the effectiveness of such procedures and internal control.
●	Work closely with senior management to assess and execute potential partnering opportunities and collaborations.
●	Ensure an effective investor relations function and, with the Chief Financial Officer, serve as a primary point of contact with institutional investors, analysts and shareholders.
●	Participate actively in meetings of the Board of Directors and committees of the Board of Directors and provide the Board of Directors and its committees with advice and counsel on matters pertaining to the Company’s business operations, governance, and corporate compliance.

Exhibit B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Oncocyte Corporation its subsidiaries, parents, affiliates, successors and assigns (together “Company”), and the compensation paid to me now and during my employment with Company, I, Ronald Andrews, hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1. Confidential Information Protections.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, algorithms, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”), and genetic and protein biomarkers of any and all kinds used in or related to Company diagnostic tests, products, or research, even if not patented or patentable; (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.

Employee Confidential Information and Inventions Assignment Agreement Ronald Andrews Page 1

1.4 Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two-year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. Assignments of Inventions.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”) except for those Inventions that are covered by a contract between Company and the United States or any of its agencies that require full title to such patent or Invention to be in the United States.

Employee Confidential Information and Inventions Assignment Agreement Ronald Andrews Page 2

2.5 Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product. I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. Duty of Loyalty During Employment. I agree that during the period of my employment by Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact.

6. Reasonableness of Restrictions.

6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

Employee Confidential Information and Inventions Assignment Agreement Ronald Andrews Page 3

6.3 If the court declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8. Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

9. Legal and Equitable Remedies.

9.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

9.2 In the event Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.

10. Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

11. Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

11.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

11.2 I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

12. General Provisions.

12.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between residents of California. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.

Employee Confidential Information and Inventions Assignment Agreement Ronald Andrews Page 4

12.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

12.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, Subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

12.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

12.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

Employee Confidential Information and Inventions Assignment Agreement Ronald Andrews Page 5

This Agreement shall be effective as of July 1, 2019.

EMPLOYEE:

/s/ Ronald Andrews
(Signature)

Ronald Andrews
Name
Address:

COMPANY:

Accepted and agreed

Oncocyte corporation

By:	/s/ Albert Parker
Name:	Albert Parker
Title:	Chief Operating Officer

Address:	1010 Atlantic Avenue, Suite 102
Alameda, CA 94501

Employee Confidential Information and Inventions Assignment Agreement Ronald Andrews Page 6

Exhibit A

to the

Employee Confidential Information And Inventions Assignment Agreement

Excluded Inventions

TO:	OncoCyte Corporation
FROM:	Ronald Andrews
DATE:

1. Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐	No Excluded Inventions.

☒	See below:

Vinome Inc Patents related to using genomic and phenotypic information to determine personal preference in selecting wine, other spirits, and beverages, food, perfume/colognes etc.

2 patents are pending and can be provided upon request.

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

3. Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.